CHANG LEE LLP
Chartered Accountants
606 – 815 Hornby Street
Vancouver, B.C, V6Z 2E6
Tel: 604-687-3776
Fax: 604-688-3373
E-mail: info@changleellp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated January 21, 2011, with respect to the balance sheets of Lexaria Corp. as at October 31, 2010 and 2009 and the related statements of stockholders' equity, operations and comprehensive loss and cash flows for the years then ended, included in the filing of the registration statement Form S-1, dated July 21, 2011.

In addition, we consent to the reference to our firm under the caption "Experts" in the registration statement Form S-1.

Vancouver, British Columbia, Canada	/s/ Chang Lee LLP
July 21, 2011	Chartered Accountants